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Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-02441, 333-07661, 333-15819, 333-22153, 333-31795, 333-48042, 333-48385 and 333-57234) and in the related Prospectuses and on Form S-8 (Nos. 333-53292, 333-75372, and 333-75374) pertaining to the ImmunoGen, Inc. Restated Stock Option Plan and the ImmunoGen, Inc. 2001 Non-Employee Director Stock Plan of our report dated July 29, 2002 (except for the third paragraph of Note J, as to which the date is August 27, 2002), with respect to the consolidated financial statements and financial statement schedule of ImmunoGen, Inc. included in the Annual Report (Form 10-K) for the year ended June 30, 2002.

                      /s/ Ernst & Young LLP

Boston, Massachusetts
September 13, 2002

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CONSENT OF INDEPENDENT AUDITORS